EXHIBIT 99.1

Great Lakes Reports Fourth Quarter and Full Year 2023 Results

Fourth quarter net income of $21.6 million
Fourth quarter adjusted EBITDA of $40.8 million
Full year net income of $13.9 million
Full year adjusted EBITDA of $73.0 million
Record dredging backlog of $1.04 billion at December 31, 2023

HOUSTON, Feb. 14, 2024 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter and year ended December 31, 2023.

Fourth Quarter 2023 Results

  Revenue was $181.7 million
  Total operating profit was $30.5 million
  Net income was $21.6 million (includes $5.6 million gain related to the termination of an offshore wind contract)
  Adjusted EBITDA was $40.8 million (includes $7.4 million gain related to the termination of an offshore wind contract)

Full Year 2023 Results

  Revenue was $589.6 million
  Total operating profit was $28.2 million
  Net income was $13.9 million (includes $5.6 million gain related to the termination of an offshore wind contract)
  Adjusted EBITDA was $73.0 million (includes $7.4 million gain related to the termination of an offshore wind contract)

Management Commentary
Lasse Petterson, President and Chief Executive Officer commented, “We ended the year strong with solid fourth quarter results. As expected, 2023 was a year of positive transition from a difficult 2022 and we ended the year with a record backlog of $1.04 billion, improved performance and stronger financial results.

With a record 2023 U.S. Army Corps of Engineer’s budget of $8.66 billion, the bid market gained momentum over the course of the year resulting in 2023 returning to a more robust and diverse bid market, particularly in our capital and coastal protection target markets. The dredging market saw seven bids for major port improvement projects. Great Lakes ended the year with 71% of our backlog in capital projects with four major awards in 2023 which included the Freeport Deepening Project and the Sabine-Neches Waterway Channel Improvement Project. Also in 2023, Great Lakes was awarded two large Liquified Natural Gas (“LNG”) projects, the Port Arthur LNG Phase 1 project for Marine Dredging and Disposal and the Brownsville Ship Channel project for Next Decade Corporation’s Rio Grande LNG project, which is the largest project undertaken in Great Lakes' history. We continue to tender bids on several LNG projects to diversify and expand our client base.

As we have navigated challenging market conditions and have seen the ramp up in bidding in 2023, we have remained focused on cost reductions and fleet adjustments, which included scrapping the Terrapin Island in 2022 and retiring the Dredge 53 in 2023. In addition, we have adjusted our general and administrative and overhead cost structures accordingly to support our strategic initiatives.

During 2023 we made significant progress on our new build program, and we remained resolute in our long-term growth strategy with offshore wind. As part of our new build program, we have taken delivery on our newest 6,500-cubic-yard-capacity hopper dredge, the Galveston Island. Her sistership, the Amelia Island, is expected to be delivered in 2025. These dredges will work on projects that redevelop and improve our shorelines, which are subject to continual damage due to storms, rising waters and the effects of climate change. Also in 2023, we took delivery of our two Multi Cats, the Cape Hatteras and the Cape Canaveral, which support our strong safety culture and provide Great Lakes the ability to dredge with enhanced operating efficiencies needed to maintain our shorelines and waterways.

We continued to execute our strategy to enter the U.S. offshore wind market. On July 20, 2023, we were honored to have President Biden attend the steel cutting ceremony for Great Lakes’ offshore wind rock installation vessel, the Acadia, the first and only U.S.-flagged Jones Act compliant, inclined fallpipe vessel for subsea rock installation, which marks another step forward as construction begins with expected delivery in 2025. In addition, Great Lakes signed the first ever subcontract for procurement of rock with Carver Sand & Gravel LLC, a U.S. quarry in the state of New York. Both milestones solidify our entry into the offshore wind market and will support Great Lakes' awarded rock installation contract for Empire Wind I with an estimated installation window in 2025. In December 2023, Great Lakes was awarded another rock installation contract to perform subsea rock cable protection, a new utilization for our new vessel, the Acadia, on an offshore wind project off the East Coast of the United States.

Towards the end of 2023 we saw several cancellations of Power Purchase Agreements (“PPA’s”) that were entered into in 2018 and 2019, as inflation and interest rate hikes eroded the profitability of these PPA’s. This led our clients, Equinor and bp, to terminate our Empire Wind II contract with them and reset their plan for the related wind farm. Our fourth quarter net income includes an approximately $5.6 million gain related to the terminated contract. Great Lakes may have the opportunity to re-tender this project, if Equinor re-bids their PPA for this development.

We continue to pursue and bid on a number of other offshore wind farm projects, both domestically and internationally, with rock installations planned for 2026 and beyond. We expect that offshore wind will play a crucial role in helping the U.S. meet its decarbonization and clean energy goals and we believe the offshore wind power generation market offers Great Lakes long-term diversification with a strong opportunity for growth.

As we enter the new year, we anticipate that the dredging bid market will remain robust and with our record backlog, improved fleet and strategic initiatives we believe the Company is well positioned for the future.”

Operational Update

Fourth Quarter 2023

  Revenue was $181.7 million, an increase of $35.1 million from the fourth quarter of 2022. The higher revenue in the fourth quarter of 2023 was due primarily to higher coastal protection and maintenance project revenues, offset partially by a decrease in rivers and lakes project revenue.
  Gross profit was $38.7 million, an improvement of $54.8 million compared to the gross loss from the fourth quarter of 2022. Gross margin percentage increased to 21.3% in the fourth quarter of 2023 from -11.0% in the fourth quarter of 2022 partially due to improved project performance. In addition, operating costs were significantly lower due to our continued focus on cost reduction, as well as improved utilization and fewer drydockings in the current year quarter.
  Operating profit was $30.5 million, which is a $67.2 million improvement compared with the operating loss from the prior year quarter. The quarter over quarter increase is a result of $54.8 million higher gross margin, a $7.4 million gain from the recently terminated offshore wind contract in the fourth quarter of 2023, and the write-down of the Terrapin Island, which was retired during the fourth quarter of 2022, offset partially by higher general and administrative expenses. The higher general and administrative expense is primarily due to higher incentive and severance pay compared to the prior year quarter, offset partially by lower costs from our cost cutting initiatives in the fourth quarter of 2023.
  Net income for the quarter was $21.6 million, which is a $52.8 million improvement compared to net loss of $31.2 million in the prior year fourth quarter. The increase is a result of improved operating results and a decrease in net interest expense primarily due to an increase in capitalized interest related to our new build program, partially offset by higher revolver credit facility interest expense.

Full Year 2023

  Revenue was $589.6 million, a decrease of $59.2 million from 2022. The lower revenue in 2023 was due primarily to a decrease in domestic capital project revenue offset by higher domestic maintenance and coastal protection project revenues.
  Gross profit for the full year 2023 was $77.7 million, an improvement of $46.6 million compared to the gross profit from 2022. Gross margin percentage increased to 13.2% for the full year 2023 from 4.8% for the full year 2022 partially due to improved project performance. In addition, operating costs were significantly lower due to our continued focus on cost reduction, as well as fewer drydockings in 2023.
  Operating income for the full year 2023 was $28.2 million, which is a $56.0 million improvement compared with the operating loss from the prior year. The year-over-year increase is a result of $46.6 million higher gross profit, a $7.4 million gain from the recently terminated offshore wind contract in the fourth quarter of 2023, and the write-down of the Terrapin Island, which was retired during the fourth quarter of 2022, offset partially by higher general and administrative expenses. The higher general and administrative expense is primarily due to higher incentive, severance pay and profit sharing compared to the prior year, offset partially by lower costs from cost cutting initiatives in 2023.
  Net income for the full year 2023 was $13.9 million, which is a $48.0 million improvement compared to net loss of $34.1 million for the full year 2022. This increase is a result of improved operating results,a decrease in net interest expense, offset by an increase on income tax provision.

Balance Sheet, Dredging Backlog & Capital Expenditures

  At December 31, 2023, the Company had $22.8 million in cash and cash equivalents and total long term debt of $412.1 million, which includes $90.0 million of draws outstanding against our $300 million revolver.
  At December 31, 2023, the Company had $1.04 billion in dredging backlog as compared to $377.1 million at December 31, 2022. Dredging backlog does not include approximately $179.4 million of low bids and options pending award or approximately $44.6 million of performance obligations related to offshore wind contracts.
  Total capital expenditures for 2023 were $144.8 million compared to $144.7 million for 2022. The 2023 capital expenditures included $64.5 million for the construction of the subsea rock installation vessel, the Acadia, $36.3 million for the Amelia Island, $24.8 million for the Galveston Island, $9.2 million for our Multi Cats, the Cape Hatteras and the Cape Canaveral, and $10 million for maintenance and growth.

Market Update

We continue to see strong support from the Biden Administration and Congress for the dredging industry. In December 2022, the Omnibus Appropriations Bill for fiscal year 2023 was signed into law which included another record budget of $8.66 billion for the U.S. Army Corps of Engineers (the “Corps”) civil works program of which $2.32 billion is provided for the Harbor Maintenance Trust Fund (“HMTF”) to maintain and modernize our nation’s waterways. In addition, the Disaster Relief Supplemental Appropriations Act for fiscal year 2023 was approved which included $1.48 billion for the Corps to make necessary repairs to infrastructure impacted by hurricanes and other natural disasters, and to initiate beach renourishment projects that will increase coastal resiliency. This increased budget and additional funding resulted in a strong bid market for 2023.

For the twelve months ended December 31, 2023, the bid market, not including LNG or offshore wind projects, was $2.2 billion, up from $2.0 billion in 2022. Great Lakes won 33.7% of the 2023 bid market. The increase in the bid market was driven by a strong market for capital projects, which has already seen seven bids for port improvement projects including Freeport, San Juan, and Norfolk. The total capital bid market for port improvement projects through year end totaled $671.4 million, of which 36% was won by Great Lakes. We expect budgeted appropriations to support the funding of several previously delayed capital port improvement projects that are expected to bid in the first half of 2024, including Sabine, Houston, and Mobile. In addition, Great Lakes won two LNG projects totaling over $500 million.

In March 2023, President Biden released the President’s Fiscal Year 2024 executive budget. The proposed amount for the Corps targets $7.4 billion, which is a record amount for a President's budget. In June 2023, the House proposed an increased 2024 budget of $9.6 billion for the Corps, which is $910 million above fiscal year 2023 and includes $2.8 billion for the HMTF and $1.5 billion for flood and storm damage reduction. In July 2023, the Senate Committee on Appropriations passed the budget which targets $8.9 billion for the Corps. This will move to the Senate floor for further deliberation and consideration. This proposed budget is expected to provide for a strong 2024 bid market. Currently, the government is operating under a continuing resolution until the budget is approved.

At the end of 2022, the Water Resources Development Act of 2022, or WRDA 2022, was approved by Congress and signed into law by the President. WRDA 2022 is on a two-year renewal cycle and includes legislation that authorizes the financing of Corps’ projects for flood and hurricane protection, dredging, ecosystem restoration and other construction projects. Among many other things, WRDA 2022 featured authorization for New York and New Jersey shipping channels to be deepened to 55 feet, estimated at $6 billion, as well as the Coastal Texas Protection and Restoration Program, estimated at $34.4 billion. The Coastal Texas program includes dune and marsh restoration to safeguard the Texas Gulf Coast from hurricane surges. In addition, this legislation includes policy changes that will allow future port, waterways and coastal projects to be more readily approved and funded.

Offshore wind has been recognized around the world as a reliable source of renewable energy. Globally installed offshore wind capacity is targeted to reach about 260 GW by 2030, up from 40 GW in 2020. In 2021, the Biden Administration announced the ambitious goal of 30 GW of U.S. offshore wind by 2030 and provided $3.0 billion in federal loan guarantees for offshore wind projects. The administration’s support for offshore wind culminated in the Inflation Reduction Act, the largest climate mitigation act ever passed by Congress. Though there have been several offshore wind project PPA's cancelled and New York rejected requested adjustments to existing PPA's, the State continues to take steps forward in meeting their renewable energy goals with the announcement on October 24, 2023, of three new project awards with the anticipated capacity of approximately 4 GW of offshore wind energy and a new accelerated fourth bid round for additional PPA's was announced for early 2024. Vineyard Wind, the first commercial scale offshore wind farm on the East Coast, recently completed installation of the first offshore wind turbine, which on January 2, 2024 began delivering power to the New England grid. This project expects to have 5 turbines operating at full capacity early in 2024. In addition. South Fork Wind, which will be the first offshore wind farm to supply power to the state of New York, has completed the installation of two of its twelve planned turbines, with one currently operational. In January 2024, the New Jersey Board of Public Utilities selected two projects to deliver 3.7 GW of offshore wind generation. New Jersey now has approximately 5.2 GW contracted, which is significant progress toward its 11 GW goal by 2040. Although the market is facing some short-term challenges, the long-term outlook for offshore wind in the U.S. is optimistic, based on strong fundamentals and commitment by the U.S. to meet its energy independence and de-carbonization targets. Great Lakes has established a unique business position in the U.S. offshore wind market, and we continue to pursue and tender bids, both domestically and internationally, on multiple offshore wind projects for the Acadia, which will be the first and only U.S. flagged Jones Act compliant subsea rock installation vessel in the United States.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, February 14, 2024, at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will be given a unique PIN to gain immediate access to the call. Pre-registration may be completed at any time up to the call start time.

To pre-register, go to https://register.vevent.com/register/BIc85228ed2c3145ec8bfcb3f185c726f2

The live call and replay can also be heard at https://edge.media-server.com/mmc/p/2z7j3yx5 or on the Company’s website, www.gldd.com, under Events on the Investor Relations page. A copy of the press release will be available on the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continuing operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, net interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income (loss) to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States, which is complemented with a long history of performing significant international projects. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 133-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements, as defined in Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (the “SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” or “scheduled to,” or other similar words, or the negative of these terms or other variations are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements have the benefit of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: a reduction in government funding for dredging and other contracts, or government cancellation of such contracts, or the inability of the Corps to let bids to market; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts and new contracts being awarded to us; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; project delays related to the increasingly negative impacts of climate change or other unusual, non-historical weather patterns; costs necessary to operate and maintain our existing vessels and the construction of new vessels; equipment or mechanical failures; pandemic, epidemic or outbreak of an infectious disease; disruptions to our supply chain for procurement of new vessel build materials or maintenance on our existing vessels; capital and operational costs due to environmental regulations; market and regulatory responses to climate change, including proposed regulations concerning emissions reporting and future emissions reduction goals; contract penalties for any projects that are completed late; force majeure events, including natural disasters, war and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes attributable to large, single customer contracts; our ability to obtain financing for the construction of new vessels, including our new offshore wind vessel; our ability to secure contracts to utilize our new offshore wind vessel; unforeseen delays and cost overruns related to the construction of our new vessels; any failure to comply with the jones act provisions on coastwise trade, or if those provisions were modified or repealed; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build and vessel maintenance materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings; any liabilities imposed on us for the obligations of joint ventures, partners and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our ability to identify and contract with qualified MBE or DBE contractors to perform as subcontractors; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing terms and covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, as it relates to the new offshore wind vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements or Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previously recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; and impairments of our goodwill or other intangible assets. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2022.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Contract revenues	$181,729	$146,658	$589,625	$648,781
Gross profit (loss)	38,668	(16,162)	77,732	31,173
General and administrative expenses	15,389	12,401	57,056	51,117
Other (Gains) Losses	(7,247)	8,150	(7,543)	7,792
Total operating income (loss)	30,526	(36,713)	28,219	(27,736)
Interest expense—net	(2,818)	(3,108)	(12,140)	(14,108)
Other income (expense)	60	207	2,233	(1,571)
Income (loss) before income taxes	27,768	(39,614)	18,312	(43,415)
Income tax benefit (provision)	(6,210)	8,445	(4,406)	9,360
Net Income (loss)	$21,558	$(31,169)	$13,906	$(34,055)

Basic earnings (loss) per share	$0.32	$(0.47)	$0.21	$(0.52)
Basic weighted average shares	66,616	66,175	66,469	66,051

Diluted earnings (loss) per share	$0.32	$(0.47)	$0.21	$(0.52)
Diluted weighted average shares	67,293	66,175	66,957	66,051

Great Lakes Dredge & Dock Corporation and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net Income (loss)	21,558	$(31,169)	13,906	$(34,055)
Adjusted for:
Interest expense—net	2,818	3,108	12,140	14,108
Income tax provision (benefit)	6,210	(8,445)	4,406	(9,360)
Depreciation expense	10,205	12,296	42,525	46,273
Adjusted EBITDA	$40,791	$(24,210)	$72,977	$16,966

Great Lakes Dredge & Dock Corporation and Subsidiaries
Selected Balance Sheet Information
(Unaudited and in thousands)

	As of
	December 31,	December 31,
	2023	2022

Cash and cash equivalents	$22,841	$6,546
Total current assets	226,328	182,841
Total assets	1,110,840	981,780
Total current liabilities	179,443	160,333
Total long-term debt	412,070	321,521
Total equity	385,548	368,220

Great Lakes Dredge & Dock Corporation and Subsidiaries
Revenue and Dredging Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues	2023	2022	2023	2022

Capital - U.S.	$61,481	$61,183	$186,715	$342,461
Capital - foreign	—	149	—	149
Coastal protection	64,981	38,597	196,343	192,567
Maintenance	46,034	39,415	187,586	98,077
Rivers & lakes	6,570	7,315	16,318	15,527
Total dredging revenues	179,066	146,659	586,962	648,781
Offshore wind	2,663	—	2,663	—
Total revenues	$181,729	$146,659	$589,625	$648,781

	As of
	December 31,	December 31,
Dredging Backlog	2023	2022

Capital - U.S.	$741,839	$148,429
Coastal protection	138,394	97,819
Maintenance	152,104	125,671
Rivers & lakes	6,765	5,221
Total backlog	$1,039,102	$377,140

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024